UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2023

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01489	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of July 1, 2023, North Haven Private Income Fund LLC ("we", the "Company" or the "Fund"), sold approximately 4,570,513 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $86.2 million, reflecting a purchase price of $18.85 per unit (with the final number of Units being determined on July 26, 2023).
The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On July 28, 2023, the Company disclosed the below information.
Distribution:
On July 26, 2023, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1453 per unit, representing an annualized distribution yield of approximately 9.25%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around August 3, 2023 to unitholders of record as of July 31, 2023.
Company's Portfolio:
As of June 30, 2023, the Company had investments in 207 portfolio companies across 42 industries with an aggregate par value of approximately $2,986.1 million, which consisted of approximately 97.7% first lien debt investments, approximately 1.3% second lien debt investments and approximately 1.0% other securities, based on par value or, in the case of equity investments, cost. As of June 30, 2023, approximately 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from June 1, 2023 through June 30, 2023, the Company had new investment commitments of approximately $247.2 million, approximately 100.0% of which were private senior secured loans. As of June 30, 2023, approximately 86.1% of the Company’s total investment commitments were in private senior secured loans and equity investments and approximately 13.9% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of June 30, 2023:

Industry	Par or Cost ($ in millions)	% of Par or Cost
Software	$600.7	20.1%
Insurance Services	498.8	16.7
Health Care Providers & Services	324.5	10.9
Commercial Services & Supplies	165.3	5.5
Diversified Consumer Services	147.4	4.9
Distributors	123.9	4.1
Industrial Conglomerates	87.2	2.9
Chemicals	84.8	2.8
IT Services	83.5	2.8
Real Estate Management & Development	83.2	2.8
Other	786.8	26.5
Total	$2,986.1	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of June 30, 2023:

Issuer	Par or Cost ($ in millions)	% of Par or Cost
Pareto Health Intermediate Holdings, Inc.	$101.7	3.4%
World Insurance Associates, LLC	83.9	2.8
Integrity Marketing Acquisition, LLC	80.3	2.7
Anaplan, Inc.	69.6	2.3
Kaseya, Inc.	67.6	2.3
Tank Holding Corp.	65.2	2.2
Galway Borrower, LLC	64.9	2.2
Cyara AcquisitionCo, LLC	59.2	2.0
AGI-CFI Holdings, Inc.	51.2	1.7
LegitScript, LLC	49.7	1.7
Other	2,292.8	76.7
Total	$2,986.1	100.0%
Investing Environment:
We believe that the current market environment continues to create attractive investing opportunities. While the ultimate impact on consumers and businesses resulting from the macroeconomic uncertainty remains difficult to predict, we believe that the Fund is well positioned to manage the current market because of its defensive investment strategy, described in greater detail below. We believe that the attractive terms available in the direct lending market make for a particularly compelling investing environment.
Public markets continued to rebound in the second quarter of 2023, in part a response to a further 2.0% decline in headline CPI over the quarter.1 Investors have begun to embrace again the potential for a soft landing and the possibility that the Federal Reserve may shift course on interest rate policy. Recent optimism notwithstanding, several potential economic and geopolitical risks could lead to more volatility over the balance of 2023.

Within the Fund’s core investment strategy of originating private, first lien senior secured opportunities in the sponsor-backed middle market, we have generally witnessed an improvement in terms as compared to loans originated in early 2022 and the preceding years, including higher reference rates, still-elevated spreads, conservative leverage profiles and lender-friendly documentation. While sponsored middle market volumes remained relatively subdued in the second quarter of 2023, we believe the private credit market has continued to present high quality opportunities, that could offer compelling risk-adjusted returns for the Fund.
Positioning of the Company in Current Market:
Defensive Investment Strategy: We believe that the Fund’s investment approach, focused on long-term credit performance, risk mitigation and preservation of capital, positions the Fund well to navigate the uncertain market environment. Our strategy focuses primarily on making senior secured credit investments in businesses with leading market positions that enjoy high barriers to entry, generate stable free cash flows and are led by a proven management team with strong private equity sponsor backing. We believe that the Fund has a defensive portfolio of investments, characterized by limited cyclical2 issuer and industry concentrations.
Higher Interest Rates: Approximately 99.9% of the Fund’s debt investments are floating rate and the Fund should benefit from higher yields as interest rates rise, assuming that portfolio company performance and compliance remains consistent with prior quarter. 3-month SOFR, the primary benchmark for new loans made by the Fund, increased by 68bps during the first half of 2023, in addition to the 450bps increase experienced during 2022.
Limited Syndicated Loan Exposure: Less than 15% of the Fund’s investment commitments were in broadly syndicated loans as of June 30, 2023.

1    Based on the U.S. CPI Urban Consumers Index, per Bloomberg.
2    Cyclical industries defined as restaurants, retail, energy, and other businesses that we believe may be subject to business cycle volatility.
Net Asset Value:
As of June 30, 2023, the Company's aggregate net asset value is estimated to be approximately $1,630.2 million, which estimate is subject to completion of the Company's financial closing procedures, including approvals pursuant to the Company's valuation policies and procedures, and the Company had approximately $930.6 million of debt outstanding (at principal). Final results may differ materially from the estimated net asset value as a result of the completion of the Company’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of portfolio investments as of June 30, 2023, arising between the date hereof and the completion of the financial statements and the filing of the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2023.

Recent Developments:
During the period from July 1, 2023 through July 25, 2023, the Company made new investment commitments of approximately $134.6 million, approximately 100.0% of which were private senior secured loans. As of July 25, 2023, the Company had investments of approximately $3,114.4 million in aggregate par value or, in the case of equity investments, cost, approximately 86.7% of which were private senior secured loans and equity investments and approximately 13.3% of which were broadly syndicated loans, which the Company primarily uses for cash management purposes. As of July 25, 2023, approximately 97.7% of the aggregate par value or, in the case of equity investments, cost of the Company's investments are comprised of first lien debt investments. The Company continues to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as it further deploys capital.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2023	North Haven Private Income Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer